                                    FORM 8-K

                                 CURRENT REPORT


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

          DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MAY 1, 2002

COMMISSION          REGISTRANT; STATE OF INCORPORATION;      IRS EMPLOYER
FILE NUMBER            ADDRESS; AND TELEPHONE NUMBER      IDENTIFICATION NO.
-----------         -----------------------------------   ------------------

   1-9513              CMS ENERGY CORPORATION                 38-2726431
                      (A Michigan Corporation)
                  Fairlane Plaza South, Suite 1100
                        330 Town Center Drive
                      Dearborn, Michigan 48126
                           (313) 436-9261

   1-5611             CONSUMERS ENERGY COMPANY                38-0442310
                      (A Michigan Corporation)
                      212 West Michigan Avenue
                          Jackson, Michigan
                           (517) 788-1030








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ITEM 5. OTHER EVENTS

                        CMS ENERGY REPORTS FIRST QUARTER
                                   NET INCOME

CMS Energy Corporation today announced first quarter operating net income of $96 million or $0.72 per share, compared to first quarter 2001 operating net income of $108 million or $0.84 per share. The operating net income excludes the effect of changes in law in Argentina and gains or losses on asset sales. Consolidated reported net income for the first quarter was $399 million or $2.92 per share, compared to $109 million or $0.85 per share in the first quarter of 2001, with the increase due principally to a gain on the sale of oil and gas reserves and production in Equatorial Guinea in January 2002. The lower operating net income was primarily due to unusually warm first quarter weather, increased electric utility power supply costs related to the Palisades nuclear plant outage that ended in January, and continued weak economic conditions.

The Company indicated that the actions of the Argentine government negatively affected reported first quarter earnings by $0.15 per share, and estimated an additional impact for the remainder of 2002 of $0.13-to-$0.18 per share.

CMS Energy also announced that, as a result of the actions of the Argentine government, the Company has, effective April 30, 2002, changed its functional currency for accounting purposes for its TGN pipeline and Argentine generating assets from the U.S. dollar to the Argentine peso. This change results in a reduction of equity on the balance sheet of approximately $400 million as a result of a currency translation adjustment, which in combination with the loss of related income amounts to approximately $440 million. The Company expects that this non-cash write down, which represents about 80 percent of the book value of these investments, combined with anticipated proceeds from international arbitration, political risk insurance and sale of these assets, will substantially eliminate the risk of future material balance sheet impacts associated with the Argentine investments.

First quarter operating revenue totaled $2.5 billion, versus $2.9 billion in the first quarter of 2001, due to decreased electric and natural gas utility sales and natural gas transmission revenues resulting from near record warm winter weather and continued weak economic conditions.

Operating net income of CMS Energy's utility business, Consumers Energy Company, was $77 million for the first quarter, down from $88 million in the first quarter of 2001, resulting from decreased sales due to continuing weak economic conditions and warmer weather and higher purchased power costs from the Palisades outage. First quarter total electricity deliveries were 9.2 billion megawatt-hours, down from 10 billion megawatt-hours during the same period last year. Natural gas deliveries were 149 billion cubic feet, down from 160 billion cubic feet in the first quarter last year. The benefit of interim natural gas rate relief received in December 2001 was offset by first quarter temperatures that were 11 percent warmer than last year's first quarter.

First quarter operating net income of the natural gas transmission business was $33 million, down from $45 million in the same period last year, due to lower earnings from the liquefied natural gas (LNG) business than last year and decreased gas transmission earnings due to warmer winter weather.

Energy marketing, services and trading operating net income in the first quarter totaled $7 million, up from $4 million in the same period last year, with $3 million of increased earnings from its CMS Viron energy performance contracting business.

Independent power production operating net income in the first quarter totaled $42 million, up from $27 million in the same period last year, due to higher earnings from its Jorf Lasfar power plant in Morocco and lower steam costs at its Dearborn Industrial Generation plant.

After deducting a $310 million net gain on the sale of CMS' Equatorial Guinea oil and gas reserves, its oil and gas exploration and production business broke even for the first quarter, a decrease from $3 million of operating net income during the same period last year. Increased gas prices were offset by lower oil prices and reduced production due to the sale of CMS' Equatorial Guinea oil and gas reserves. Increased gas prices were offset by lower oil prices and reduced production due to the sale.

                             CMS ENERGY CORPORATION
                         Digest of Consolidated Earnings
                      (Millions, Except Per Share Amounts)

Three Months Ended March 31 (unaudited)                                                  2002                    2001
---------------------------------------                                                  ----                    ----
Operating Revenue                                                                          2,536              $    2,859

Consolidated Net Income (Loss)                                                               399              $      109

Operating Net Income Before Reconciling Items                                         $       96              $      108

     Asset Sales                                                                             325                       -
     Argentine Devaluation and Expropriation                                                 (21)                      -
     Extraordinary Item and Discontinued Operations                                           (1)                      1
                                                                                      ----------              ----------
          Consolidated Net Income                                                     $      399              $      109
                                                                                      ----------              ----------


Average Number of Common Shares Outstanding
     Basic                                                                                   133                     125
     Diluted                                                                                 137                     130

Basic Earnings Per Average Common Share of CMS Energy
     Earnings Per Share Before Reconciling Items                                      $     0.72              $     0.86
        Asset Sales                                                                         2.44                       -
        Argentine Devaluation and Expropriation                                            (0.16)                      -
        Extraordinary Item and Discontinued Operations                                     (0.01)                   0.01
                                                                                      ----------              ----------
               Earnings (Loss) Per Share                                              $     2.99              $     0.87
                                                                                      ----------              ----------


Diluted Earnings Per Average Common Share of CMS Energy
     Earnings Per Share Before Reconciling Items                                      $     0.72              $     0.84

        Asset Sales                                                                         2.36                       -
        Argentine Devaluation and Expropriation                                            (0.15)                      -
        Extraordinary Item and Discontinued Operations                                     (0.01)                   0.01
                                                                                      ----------              ----------
            Earnings (Loss) Per Share                                                 $     2.92              $     0.85
                                                                                      ----------              ----------


         Dividends Declared Per Common Share                                          $    0.365              $    0.365


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                          CLOSING OF $290 MILLION SALE
                   OF CONSUMERS' ELECTRIC TRANSMISSION SYSTEM

CMS Energy also announced today that Consumers has closed on the sale of its electric transmission system for approximately $290 million in cash to a limited partnership whose general partner is Washington, D.C.-based Trans-Elect, Inc.

In January 2001, the Federal Energy Regulatory Commission (FERC) granted Consumers' application to transfer ownership and control of its electric transmission facilities to Michigan Electric Transmission Company (METC), a wholly owned subsidiary of Consumers, and in April 2001, the transfer took place. Trans-Elect submitted the winning bid to purchase METC through a competitive bidding process, and various federal agencies approved the transaction. Consumers is not providing any financial or credit support to Trans-Elect in connection with the purchase of METC. Certain of Trans-Elect's officers and directors are former officers and directors of CMS Energy, Consumers and certain of their subsidiaries, but all had left the employment of such affiliates prior to the period when the transaction was discussed internally and negotiated with purchasers. After selling its transmission facilities, Consumers anticipates a reduction in after-tax earnings of approximately $6 million and $14 million in 2002 and 2003, respectively, as a result of the loss in revenue associated with wholesale and retail open access customers that would buy services directly from METC and the loss of a return on the transmission assets upon the sale of METC. Under the agreement with Trans-Elect and subject to certain additional RTO surcharges, transmission rates charged to Consumers will be fixed at current levels until December 2005, and will be subject to FERC ratemaking thereafter.


             SALE OF COALBED METHANE HOLDINGS IN POWDER RIVER BASIN

CMS Energy also today announced its exploration and production unit, CMS Oil and Gas Company, closed on the previously announced sale of the company's coalbed methane holdings in the Powder River Basin of Wyoming and Montana to XTO Energy of Fort Worth, Texas, for $101 million.

                           ASSETS OPTIMIZATION UPDATE

With the closing of these sales, CMS Energy will have received approximately $2.4 billion of cash from asset sales, securitization proceeds and proceeds from LNG monetization out of its $2.9 billion program to improve its balance sheet.

                           FORWARD-LOOKING STATEMENTS

This Form 8-K contains "forward-looking statements" that are subject to risks and uncertainties. They should be read in conjunction with the "Forward-Looking Statement Cautionary Factors" in CMS Energy's and Consumers' Form 10-K, Item 1 (incorporated by reference herein) that discusses important factors that could cause CMS Energy's and Consumers' results to differ materially from those anticipated in such statements.




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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.


                                  CMS ENERGY CORPORATION


Dated:   May 1, 2002              By:  /s/ Alan M. Wright
                                       ------------------
                                       Alan M. Wright
                                       Executive Vice President, Chief Financial
                                       Officer and Chief Administrative Officer




                                  CONSUMERS ENERGY COMPANY


Dated:   May 1, 2002              By:  /s/ Alan M. Wright
                                       ------------------
                                       Alan M. Wright
                                       Executive Vice President, Chief Financial
                                       Officer and Chief Administrative Officer